Exhibit 8.1
[Sullivan & Cromwell LLP Letterhead]
November [], 2008
National City Corporation,
     1900 East Ninth Street,
          Cleveland, Ohio 44114.
     Ladies and Gentlemen:
     We have acted as counsel to The National City Corporation, a Delaware corporation (“National City”), in connection with the planned merger (the “Merger”) of National City, with and into The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of October 24, 2008, by and between National City and PNC, as described in the joint proxy statement and prospectus and other proxy solicitation materials of National City and PNC constituting a part thereof, which is part of the registration statement on or about the date hereof on Form S-4 of PNC (the “Registration Statement”) filed in connection with the Merger. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement. At your request, and in connection with the filing of the Registration Statement, we are rendering our opinion concerning certain United States federal income tax matters.
     For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Merger will be completed in the manner set forth in the Agreement and in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party). In addition, in rendering this opinion, we have relied upon the representations set forth in the letters of representation from PNC and National City to us both dated [], 2008 (the “Representation Letters”). In rendering this opinion, we have also assumed that (i) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete, and correct, (ii) the representations made in the Representation Letters are, and will be as of the Effective Time, true and complete, (iii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification are, and will be as of the Effective Time, true, correct and complete without such qualification, and (iv) the Representation Letters have been executed by appropriate and authorized officers of PNC and National City. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.
     Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, which may change prior to the effective date of the Merger, that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and accordingly, subject to the limitations and qualifications contained in the discussion set forth in the section entitled “United States Federal Income Tax Consequences of the Merger” in the Registration Statement, a U.S. holder (as defined in the Registration Statement) of National City Common Stock that exchanges National City Common Stock for PNC Common Stock in the Merger generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of PNC Common Stock. In addition, we have participated in the preparation of the discussion set forth in the section entitled “United States Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.
     We hereby consent to the reference to us under the heading “United States Federal Income Tax Consequences of the Merger” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,